Exhibit 99.2

The RealReal Q2 2020 Stockholder Letter

August 6, 2020

Dear Stockholders,

The second quarter was an unprecedented period in many ways, and our thoughts are with you as we all navigate the many impacts of this pandemic.

First, we’d like to thank our team for their continued hard work and agility in navigating the impact of the pandemic on our business and operations. Not only did their nimble execution stabilize the business, but it also was the catalyst for reinvention and innovation that will enable The RealReal to emerge from the pandemic as a stronger company able to scale more efficiently.

We are grateful to have a team that has so seamlessly adapted to this new normal, from our store teams creating a safe shopping experience to our employees finding balance as they now work from home. Once again, we especially want to acknowledge the employees in our e-commerce facilities who have worked hard every day to keep our business moving forward during these challenging times. To our team members on the front lines of our business, we thank you for your dedication.

Our GMV Recovery and the Current State of Our Operations

When we reported 1Q results on May 6th, the business was in the early stages of recovery with Gross Merchandise Volume (GMV) down approximately 30% Y/Y during the first week of May. Since then, GMV trends have improved significantly. May GMV declined approximately 19% Y/Y, and June GMV declined approximately 8% Y/Y. These improvements have continued into July with GMV declining by approximately 2% Y/Y for the month. While we anticipate gradually improving GMV trends as the year progresses, growth rate improvements may not be linear as Q3 GMV has a difficult Y/Y comparison and some historical seasonality.

Importantly, our GMV recovery prompted us to begin reinvesting in growth in Q2 earlier than previously expected. In May and June, we recalled a substantial portion of our furloughed employees, resumed marketing investments, and reinstated hiring in our technology team and selectively elsewhere in the business.

The following table represents GMV trends for each month beginning January 2020 through July 2020 with February growth normalized for an extra day:

	January	February	March	April	May	June	July

Y/Y Growth	28%	30%	-15%	-33%	-19%	-8%	-2%

Since June 23, all of our stores and Luxury Consignment Offices are open for shopping and consignment. Our four warehouses continue to be operational, and our processing capacity is currently no longer a constraint to growth. Given the robust health and safety programs in our warehouses and active dialogue with government officials in the markets in which we operate, we do not currently expect future reductions in processing capacity. Of course, like so many things these days, the situation remains fluid.

Many of our employees are working from home and the transition has been smooth and efficient. Work from home has not negatively impacted our productivity or ability to manage the business. Realistically, we don’t expect our employees to return to our headquarters in San Francisco until October 1 at the earliest.

We continue to focus on the health and safety of our employees and our customers. We have consistently held ourselves to very high standards to protect our employees and customers. Some of the preventative measures we have implemented in response to the COVID-19 include:

•	Temporarily closing our stores and Luxury Consignment Offices for the majority of Q2;
•	Implementing health and temperature screening upon entry at all locations;
•	Replacing in-person White Glove consignment appointments with virtual appointments;
•	Implementing social distancing of six feet minimum between people onsite, with signage and markers throughout all locations to direct traffic and spacing;
•	Cleaning and sanitizing throughout the day and weekly deep cleanings;
•	Requiring masks at all locations for employees, customers and guests, and providing personal protective equipment, including masks, to employees and visitors upon entry at all locations;
•	Designating and training Safety Committee Members to conduct social distancing, personal protective equipment (PPE) and general COVID safety checks throughout business hours;
•	Establishing a separate Emergency Sick Leave program to help employees who are sick, are required to quarantine or have been exposed to COVID and are staying home;
•	Providing a transportation allowance for private transportation to work in Q2;
•	Cleaning items received for consignment, including steam cleaning fine jewelry and watches, heat steaming ready-to-wear, and wiping down accessories and handbags;
•	Working with a third-party medical expert to validate our approach and identify ways to continually improve on these measures.

The daily state of our operations remains fluid and subject to any new restrictions that may be required by local or state government authorities in the future.

Supply Trends Improving

During Q2, virtual appointments and strength in the vendor channel improved our ability to source supply with supply trends strengthening as we exited the quarter. In accordance with SEC guidance regarding the COVID-19 pandemic, we believe the following enhanced disclosure regarding trends in supply units shipped provides additional transparency into the underlying drivers of our supply improvements and greater insight into the impact of the COVID-19 pandemic on our operations in these uncertain times. We may not continue to provide this enhanced disclosure on an ongoing basis.

Total supply units shipped to our e-commerce facilities declined 29% Y/Y in Q2, with New York City (NYC) and Los Angeles (LA) disproportionately impacted by the pandemic. NYC and LA are our two largest markets and together represented approximately 40% of supply in 2019, inclusive of approximately $85 million of supply generated by our NYC and LA stores in 2019.

The following table represents the Y/Y comparison of supply units shipped to our e-commerce facilities in each month beginning April 2020 through July 2020 and for the quarter ended June 30, 2020:

	April	May	June	July	2Q20

New York City	-58%	-54%	-35%	-1%	-49%
Los Angeles	-52%	-36%	-25%	-11%	-38%
Other	-40%	-16%	-5%	8%	-20%
Total	-46%	-28%	-15%	3%	-29%

NYC remained a significant headwind throughout Q2 as many NYC consignors temporarily left the city and our stores were closed for the vast majority of the quarter. While trends improved considerably in July, improvements will not likely be linear given a difficult Y/Y comparison. Based on our conversations with colleagues, consignors and the investment community, we don’t expect many NYC consignors to return to the city until the end of the summer at the earliest.

Social unrest in NYC, LA and San Francisco exacerbated the supply headwinds in those cities for several weeks. The men’s section of our West Hollywood store was looted during this time, though, thankfully, none of our employees were physically harmed and our product losses were minimal.

In Q2, NYC supply units shipped declined 49% Y/Y, and LA supply units shipped declined 38% Y/Y.  Excluding NYC and Los Angeles, Q2 supply units shipped declined 20% Y/Y.

Importantly, supply trends improved in the latter half of the quarter, and the improving trends have continued into Q3. June supply units shipped improved to down 15% Y/Y. Excluding NYC and LA, June supply units decreased 5% Y/Y. Supply units shipped for both NYC and LA improved M/M in each month during Q2, and the improvements continued into July. July total supply units shipped to our e-commerce facilities increased 3% Y/Y with trends in NYC and LA continuing to improve month over month in July. Excluding New York and LA, shipped supply units increased 8% Y/Y partially aided by strength in our vendor channel.

Technology Remains a Key Area of Investment

We continue to strategically invest in technology, as innovation positions us to scale and support growth more efficiently over the long term. Q2 kicked off a period of accelerating innovation at The RealReal, and we are proud of our product teams and their efforts to improve our buyer and consignor experience and help us scale more efficiently.

We exited Q2 automating the pricing of 68% of unit volume, 63% of copywriting (including product title and description), and 44% of photo retouching. We believe each of these areas could approach 75% automation by the end of the Q3 vs. our previous expectation of 75% by the end of the year. We are optimistic our automation investments will support improvements in inbound operations unit costs and continue to increase the scalability of our operations. We are also increasingly optimistic that there is room to optimize our outbound operations through technology, which will support improvements in unit costs.

We also continue to invest in AI and machine learning to support our authentication experts, including by identifying item and consignor risk. We will likely allocate additional product resources to leveraging technology in our authentication process over the coming quarters.

In May, we launched appointment self-scheduling, which we believe improves the consignor experience, enables increased efficiency of our sales team and drives significantly higher conversion rates of consignment appointments into shipped units. Early feedback on self-scheduling from our sales team and consignors has been positive, and consignors have self-scheduled approximately 10,000 appointments since launch.

We’re also expanding the ways shoppers and consignors can engage with our stores. In Q2 we launched curbside consignment drop-offs and virtual styling appointments, and in July, we launched curbside order pickup for our four stores in LA, NYC and San Francisco.

Expense Plan and Liquidity Update

Given the return of processing capacity to levels needed to support growth, as well as and continued improvements in supply and GMV trends, we resumed investing in growth as compared with the planned expense reductions of more than $70 million detailed in our Q1 2020 preliminary results announcement on April 14, and in our Q1 2020 earnings announcement on May 6. We have recalled a substantial portion of our furloughed employees, resumed marketing investments, and reinstated hiring in our technology teams and selectively elsewhere in the organization, including in our sales organization.

In June, we opportunistically raised $143.3 million in net proceeds inclusive of capped call costs through a convertible debt offering to bolster our already strong balance sheet. Prior to the capital raise, we were confident that we were sufficiently capitalized to drive towards profitability with cash on hand. The additional cash gives us further confidence to invest in our long-term growth strategy and provides us with some insurance given the uncertainty of the future direction and duration of the pandemic. We are also well positioned to capitalize on strategic opportunities that may present themselves as COVID transforms the competitive landscape, but to be clear, we did not raise the money with the intention to become aggressively acquisitive.

At the end of the second quarter, cash, cash equivalents and short-term investments totaled $410.3 million.

Reinventing Supply Acquisition and Green Shoots in the Business

The pandemic has forced us to reinvent our supply acquisition strategy by shifting in-home consignment appointments to virtual appointments and curbside pickup. This channel is our largest single source of supply so the success of our pivot is of great consequence.

Virtual appointments are going very well. We conducted approximately 25,000 virtual appointments in Q2, which delivered comparable per-consignment results vs. in-home appointments. In addition, we launched appointment self-scheduling in May and rolled out contactless curbside pick-up by our luxury managers and van service to continue delivering an elevated remote consignment experience. Self-scheduling and curbside pick-ups together remove friction from the consignment process and drive higher shipped conversion rates for consignors. Curbside pick-up is resonating with our consignors, with curbside pick-ups accounting for 63% of our White Glove units in June.

Importantly, we see significant potential for the combination of virtual appointments, appointment self-scheduling, and curbside pick-ups to improve the productivity of our luxury managers by increasing the number of appointments they can handle per day. Given limited data, it is difficult to quantify the benefit currently.

As discussed above in detail, supply trends improved significantly in the latter half of Q2 and into July. July units shipped to our e-commerce facilities increased 3% Y/Y.

The RealReal B2B vendor program, where we source supply from business sellers seeking distribution and demand, is another green shoot. Our vendor channel continued to demonstrate resilience in Q2 with The RealReal B2B vendor program registering GMV growth of 19% Y/Y, and vendor channel mix comprised 9% of total GMV in Q2 versus 6% in Q1.  Despite the influx of vendor interest, we will remain selective in accepting vendor products to ensure they add to the vibrancy of our marketplace.

On the demand side, traffic trends remained healthy in Q2 with sessions up 20% Y/Y despite a significant reduction in advertising spend early in Q2, and our buyer NPS scores continued to be very strong. Our four-day sell-through continues to trend at pre-COVID levels, which demonstrates the supply we bring in continues to sell quickly. Growing traffic and healthy four-day velocity give us confidence that GMV trends will continue to improve as we ramp supply.

We Celebrate Diversity at The RealReal

As of December 31, 2019, 60% of our employees identified as BIPOC or POC and 68% of our employees were female. We support and celebrate all diversity at The RealReal, and the equitable treatment of all employees is essential to our success. Our diversity is a reflection of our culture and the skills necessary to build and grow an innovative online marketplace that is revolutionizing luxury resale and reshaping consumer purchasing behavior.

We’re proud to have a diverse team at The RealReal, but we know there is more we can do to advocate for diversity throughout our organization. That starts with putting stronger systems in place to support and empower our team, which we’re doing through Listening, Educating, Donating and Advocating. In Q2, we began this work by forming a Diversity Task Force and coaching leadership, laying the groundwork for listening sessions, employee resource groups and unconscious bias training.

We also have a responsibility to use our voice and our resources to be a better ally and help drive change.

In Q2, we donated to support the NAACP Legal Defense Fund as they fight for racial justice and the National Black Justice Coalition as they fight for Black LGBTQ and SGL civil rights. We partnered with The Black Retail Action Group (BRAG) on their work to educate and prepare Black students for fashion and retail leadership roles. The RealReal also recently donated $250,000 to Black Girls CODE, which, along with an additional $235,000 contributed by our partners in our recent capital raise, will help the organization expand the reach of its new virtual coding classes and camps. We are proud to become a committed partner of Black Girls CODE to help increase women of color in STEM fields.

In addition, we recently appointed Caretha Coleman (Principal of Coleman Consulting) and Carol Melton (CEO and Founder of Adeft Capital) to our Board of Directors. These appointments make The RealReal’s board 50 percent female.

Environment, Society and Governance (ESG) Update

ESG continues to play a critical role in our business and our culture at The RealReal, and we are committed to enhancing our reporting on these issues.

In Q2, we launched a comprehensive initiative to increase transparency around ESG policies, reporting, and board oversight, aligned with SASB recommendations. We reviewed and updated key ESG policies and disclosures that are now published on the Social Impact section of our Investor Relations website.

We also started to further operationalize our focus on sustainability by creating a cross-functional Sustainability Task Force to identify projects across the organization that can drive positive sustainability outcomes. Going forward, we plan to integrate the efforts of our Diversity and Inclusion Task Force with our ESG programming.

While we still have a lot of work to do, we are proud of the progress we have made so far and look forward to further developing our ESG practice.

On a related note, since inception through June 30, consignment with The RealReal has saved 15,040 metric tons of carbon and 698 million liters of water. We continue to measure the positive impact that the recirculation of luxury goods has on the environment and are dedicated to educating consumers on how they can participate.

Confident We Can Return to Growth

Our initial reaction to the pandemic was to focus on employee health and safety, expense reduction and preserving liquidity. With a strong employee health and safety program in place, the normalization of our processing capacity and the reinvention of our supply acquisition strategy, we are now laser focused on returning to sustained growth.

Q2 was a challenging quarter, and the unknown duration of the pandemic means that the operating environment will remain fluid. However, we have proven that we can adapt quickly, and we will continue to manage the things that we can control with agility, creativity and decisive action.

We have never been more optimistic about our long-term opportunity. We are confident that supply will ramp over the coming months as we continue to lean into the digital experience, remove friction from the consignment process, invest in advertising and optimize our operations. Growth will obviously also be aided by a return of many consignors to NYC after the summer. We continue to believe people will increasingly look to monetize luxury products in their homes as the pandemic continues and the economy suffers. We also believe value wins during recessions, and we offer our buyers incredible value.

We believe that the combined impact of investments in marketing, momentum with self-scheduling and virtual appointments, opening our stores and luxury consignment offices for consignment appointments, a broader rollout of curbside consignment pick-ups and continued strength in the vendor channel could get us back to GMV growth faster than previously anticipated, potentially seeing a return to Y/Y growth in Q4. This would set us on a solid trajectory to resume strong growth in 2021 and beyond.

Further, with our supply acquisition strategy reinvention and our automation efforts well underway, we expect to emerge from the pandemic with a more efficient model that can scale effectively as the economy normalizes. We are also well positioned to take advantage of the transformed online and offline competitive landscape.

Q2 Financial Results

In Q2, we generated GMV of $182.8 million, a 20% Y/Y decrease, and our Adjusted EBITDA loss was $31.8 million. GMV trends improved throughout the quarter with June GMV down 8% Y/Y and improvements continuing into July with GMV growth declining 2% Y/Y for the month. Our Adjusted EBITDA loss benefitted from the expense reduction measures we previously announced but the magnitude of the COVID-driven GMV decline, especially early in Q2, resulted in Y/Y operating expense deleveraging in Q2. Q2 Adjusted EBITDA loss includes approximately $2.9 million of COVID related expenses inclusive of higher payroll expenses, PPE, deep cleanings, medical personnel at our facilities, transportation services, etc. and excludes severance costs.

We ended Q2 with 612K active buyers on a 12-month trailing basis, up 24% Y/Y. We added approximately 10K net new active buyers Q/Q. GMV from repeat buyers was 82.3% of total GMV in Q2, down approximately 80 basis points Y/Y. As a result of lower available supply on our marketplace, TTM GMV per active buyer was approximately $1,628, down 5% Y/Y.

Q2 orders were approximately 438K, down 13% Y/Y. Q2 Average Order Value (AOV) was $417, down 8% Y/Y. The primary driver of the lower AOV was a 7% Y/Y decline in units per transaction (UPT) resulting from lower available supply on our marketplace. Average selling price per unit (ASP) decreased by only 1% Y/Y, as a negative impact from lower supply was largely offset by a mix shift toward higher ASP products.

Within the quarter, AOV and ASP were lowest in April, when new supply was at its lowest level and sales of aged inventory in the apparel category mixed higher. In May, ASP and AOV started to recover, and ASP turned positive in June driven by a broader selection of fresh supply on the marketplace and strength in the handbag and jewelry categories. The handbag category was our best performing category in Q2; it declined by 5% Y/Y for the full quarter but exhibited growth in both May and June. The Y/Y UPT decline remained consistent throughout Q2.

In Q2, we did not see a broad impact from the challenges confronting traditional retail as evidenced by the recovery in our ASPs in May and growth in ASPs in June. Also, thus far in Q3, our ASPs continue to demonstrate strength. In July, our ASP increased 12% Y/Y.

Returns and cancellations were 23.5% of GMV and improved 440 basis points Y/Y. The significant improvement in return rate was driven largely by a higher mix of non-returnable items, including handbags and certain promoted items.

Our Q2 consignment take rate was 36.0%, a decrease of 60 basis points Y/Y, reflecting strong performance on a relative basis from lower-take-rate categories like handbags, jewelry and sneakers. Take rates can vary from quarter to quarter based on the mix of products sold, as well as which consignors had item sales. In a steady state, we expect take rates to be highest in the second and third quarters of the year, and to decrease in Q4 with a higher mix of high-priced products.

Total revenue in Q2 was $57.4 million, a decrease of 21% Y/Y. Q2 consignment and service revenue was $46.9 million, a decrease of 22% Y/Y. Direct revenue was $10.5 million, a decrease of 13% Y/Y.

Q2 gross profit was $35.8 million, a decrease of 22% Y/Y. Gross profit per order decreased 10% Y/Y to $82 as shipping leverage was offset by the AOV decline and the fixed nature of certain expenses within cost of sales. As AOV continues to recover and we resume Y/Y GMV growth, we expect gross profit per order to improve in the second half of the year to the mid-$90’s range. We see the potential for gross profit per order to approach $100 over the next 12-18 months, driven by a recovery in AOV, fixed cost of sales expense leverage and improvements in shipping expense.

Total gross margin was 62.3%, down 145 basis points Y/Y. Q2 consignment gross margin was 72.6%, up approximately 120 basis points Y/Y driven primarily by shipping leverage. Direct gross margin was 16.8%, down approximately 940 basis points Y/Y. Last year, Q2 direct gross margin was unusually high and benefited from strong product margins.

As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales.

Moving on to operating expenses. Please note that the following discussion regarding operating expenses is on a non-GAAP basis, excluding equity-based compensation and related taxes.

Marketing expense was $9.3 million in Q2, a decrease of 20% Y/Y as we aggressively pulled back on marketing starting in mid-March. In the first two months of 2020, our monthly marketing expense was approximately $4.5 million to $5 million. In April, marketing expense was $1.5 million. We started to reinvest in advertising in mid-May; May marketing expense was $3.5 million and June marketing expense was $4.3 million, or almost back to pre-COVID levels. Overall, Q2 marketing as a percentage of revenue was 16.2% compared to 16.1% in the same period a year ago. Marketing did not exhibit leverage in Q2 due to the combined impact of the GMV decline, especially early in Q2, and our decision to reinvest in marketing starting in mid-May, the benefits of which are expected to be realized over time.

Operations and Technology, expense was $33.7 million in Q2, flat Y/Y. Operations and Technology as a percent of revenue was 58.7% versus 46.9% in the same period a year ago. Deleverage was driven by the magnitude of the GMV decline in Q2, especially in early Q2, and was partially offset by automation benefits and payroll reductions.  Operations and Technology expense also includes approximately $0.7 million of COVID related payroll expenses.

Fixed expenses in Operations and Technology, which include occupancy costs for our warehouses and stores, all operating expenses for our technology teams, and salaried headcount costs in our merchandising and operations teams, increased 21% Y/Y in Q2. The Y/Y increase was driven primarily by rent and technology team headcount expenses. Variable Operations and Technology expense, which includes variable labor in our merchandising and operations teams, store operating expenses, and other miscellaneous volume driven expenses, decreased approximately 16% Y/Y. The Y/Y decrease was driven primarily by lower payroll expenses associated with our reduction in force and furlough, and lower unit volume.

Selling General and Administrative, or SG&A expense, was $29.6 million, up 20% Y/Y. SG&A as a percentage of revenue was 51.6% compared to 34.1% in the same period a year ago. Deleverage was driven by the GMV decline in Q2, especially early in Q2, investments in our administrative function headcount and other G&A expenses to support being a public company and sales function deleverage due to lower supply volumes. SG&A expense also includes approximately $2.7mn of COVID related expenses including severance costs.

Fixed expenses in SG&A, which include occupancy costs for our corporate and sales offices and all operating expenses for our G&A functions, increased 47% Y/Y.  The Y/Y increase was driven by occupancy costs, COVID related expenses and public company costs. Variable expenses in SG&A, which include expenses related to our sales team, decreased approximately 13% Y/Y. The Y/Y decrease was driven by lower travel and payroll related expenses.

Our Adjusted EBITDA loss for Q2 was $31.8 million or 55.4% of revenue. Excluding $2.9 million of COVID-related expenses, our Adjusted EBITDA loss for Q2 would have been $28.9 million or 50.4% of revenue. We expect to continue to incur substantial COVID-driven expenses going forward, albeit at lower levels, as we actively manage these expenses through our procurement efforts, eliminating certain outsourced expenses, and ending our transportation and wage subsidy programs.

At the end of Q2, cash, cash equivalents and short-term investments totaled $410.3 million.

2020 Outlook

Given limited near-term visibility, we will not provide a complete Q3 or 2020 outlook at this time. However, we will lay out the assumptions we used to inform our internal planning and give a directional sense of how those assumptions impact our investment cadence and GMV expectations.

Our baseline internal planning assumption is for continuing improvements in supply, continuing strong sell through, and improvements in GMV growth. Our baseline internal planning also does not anticipate a second COVID wave impacting our supply or demand trends. In addition, GMV growth improvements are not likely to be linear as Q3 of 2019 has a difficult Y/Y comparison given the boost we experienced immediately following our IPO in June 2019.

We do not currently expect that COVID will result in a second wave of operational capacity reductions, and we expect to continue investing in marketing to drive supply and demand growth. However, with the environment remaining highly fluid, we will take a measured approach to these investments based on their effectiveness. We have brought back a substantial portion of employees from furlough, resumed hiring selectively across the business, and are hiring in our sales team to support future growth.

Based on these assumptions, we anticipate Q3 GMV Y/Y growth to be roughly consistent with July trends as we begin to lap accelerating growth in Q3 2019, and Q4 potentially seeing a return to Y/Y growth in the low single digit range. The improved GMV trajectory will offset most, but not all, of the reinvestments we began in Q2 and will continue to make in Q3 and Q4. We believe these investments will support supply and GMV recovery in 2020, but more importantly set us up for a strong 2021. Additionally, we expect COVID-related expenses for Q3 and Q4 will be approximately $2.0 million to $2.5 million per quarter, primarily in SG&A.

Summing it all up, and subject to these very fluid assumptions, we believe we are well positioned to rebound strongly and fuel growth once the economy stabilizes and are sufficiently capitalized to reach profitability.

We look forward to providing another update on our progress in a few months.

Wishing health and safety to you and yours.

Julie Wainwright

Matt Gustke

Forward Looking Statements

This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and the recent social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Contribution Profit, Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, and non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, net other (income) expense, income tax provision, depreciation and amortization, further adjusted to exclude stock-based compensation, and certain one-time expenses. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total Revenue	$57,389	$72,209	$135,629	$142,791
Adjusted EBITDA Reconciliation:
Net loss	$(42,892)	$(26,875)	$(81,184)	$(50,097)
Depreciation and amortization	4,611	3,185	8,756	5,993
Stock-based compensation	6,129	1,287	9,539	2,397
Legal settlement	—	—	1,110	—
Restructuring charges	442	—	442	—
Compensation expense related to stock sales by current and former employees	—	—	—	819
Interest income	(616)	(610)	(1,902)	(1,015)
Interest expense	384	380	404	511
Other (income) expense, net	97	1,706	89	1,987
Provision for income taxes	55	59	55	59
Adjusted EBITDA	$(31,790)	$(20,868)	$(62,691)	$(39,346)
Adjusted EBITDA (% of Revenue)	-55.4%	-28.9%	-46.2%	-27.6%

The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Marketing	$9,639	$11,715	$22,561	$23,448
Operations and technology	36,543	34,320	77,280	65,865
Selling, general and administrative	32,559	25,355	67,663	47,674
Total operating expenses (1)	$78,741	$71,390	$167,504	$136,987

(1) Includes stock-based compensation as follows:
Marketing	$335	$74	$523	$143
Operating and technology	2,852	476	4,330	966
Selling, general and administrative (2)	2,942	737	4,686	2,107
Total	$6,129	$1,287	$9,539	$3,216

(2) Includes compensation expense related to stock sales by current and former employees in March 2019.